EXHIBIT 1


                          STOCK PURCHASE AGREEMENT


     This STOCK PURCHASE AGREEMENT (the "Agreement") is made as of this 11th day of July, 1996, by and among COMPUDYNE CORPORATION, a Nevada corporation ("CompuDyne"), MARTIN ROENIGK, a Connecticut resident ("Roenigk"), and ALAN MARKOWITZ, a Pennsylvania resident ("Markowitz") (Roenigk and Markowitz are collectively referred to herein as the "Purchasers").

                                 WITNESSETH:

     WHEREAS, Sellers desire to sell shares of newly issued stock to Purchasers and Purchasers desire to purchase the same.

     NOW THEREFORE, in consideration of the premises, the parties hereto agree as follows:

1.1 Purchase of Shares. On the basis of the representations, warranties and agreements, and upon the terms and conditions herein set forth, Purchasers, severally and not jointly, agree to purchase from CompuDyne, and CompuDyne agrees to sell and deliver to Purchasers on the Closing Date (as defined in Section 1.2) the respective number of shares (the "Shares") of CompuDyne common stock, par value $.75 per share (CompuDyne Common Stock"), set forth opposite the name of each Purchaser on Schedule A hereto, at the purchase price of $1.00 per share.

1.2 Closing. The purchase shall take place on such date as the parties may agree upon in writing, but in no event, later than July 31, 1996 (the "Closing Date").

1.3 Delivery of Stock Certificates. On the Closing Date, upon receipt of the full purchase price for the Shares from the Purchasers, CompuDyne shall deliver certificates for the Shares to be purchased to the Purchasers registered in the names of the Purchasers as they may designate at least 5 days prior to the Closing Date.

                                 Article II

     CompuDyne represents and warrants to each Purchaser as follows:

2.1 Organization and Standing of CompuDyne. CompuDyne is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

2.2 Shares. The Shares, upon issuance and payment, will be duly authorized, validly issued and outstanding, fully paid and nonassessable.

                                 Article III

     Each Purchaser, severally and not jointly based upon the percentage of Shares each Seller owns, represents and warrants to CompuDyne, as follows:

3.1 Investment. Each Seller is acquiring the Shares for his own account as principal and not with a view to, or for, distribution or fractionalization thereof, in whole or in part, and no other person has a direct or indirect beneficial interest in the Shares.

3.2 No Distributive Intent. Neither Purchaser will sell or otherwise transfer any Shares without registration under the Securities Act of 1933, as amended (the "Act"), and under applicable state securities or "blue sky" laws, or pursuant to an exemption therefrom. Each Purchaser fully understands and agrees that he must bear the economic risk of the Shares for an indefinite period of time because, among other reasons, the Shares have not been registered under the Act or under the securities laws of any state and, therefore, they cannot be resold, pledged, assigned or otherwise disposed of unless they are subsequently registered under the Act and under the applicable securities laws of such states or an exemption from such registration is available. Each certificate for the Shares will be imprinted with a legend in substantially the following form:

          The security evidenced hereby has not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be sold, transferred, assigned, pledged or otherwise distributed for value unless (a) there is an effective registration statement under such act and applicable state securities laws covering such securities or (b) the Corporation receives an opinion of counsel for the holder of these securities acceptable to the Corporation (concurred in by counsel for the corporation) stating that such sale, transfer, assignment, pledge or distribution is exempt from the registration and prospectus delivery requirements of such Act and such state laws and that such sale, transfer, assignment, pledge or distribution will not cause the original issuance of such securities by the Corporation to be in violation of the registration and prospectus delivery requirements of such Act of such state laws.

3.3 Information. Each Purchaser has received and reviewed a copy of CompuDyne's Annual Reports filed on Form 10-K, Quarterly Reports filed on Form 10-Q and Current Reports filed on Form 8-K for the past two years.

3.4  Accredited Investor.  Each Purchaser has read the text of Rule 501(a)(1)-
     (8) of Regulation D under the Act, and confirms that he is an "accredited investor" as described thereby.

3.5 Experience. Each Purchaser has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the purchase of the Shares.

                                 Article IV

4.1 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of the parties hereto at any time prior to the Closing Date.

4.2 Governing Law. This Agreement shall be governed by the laws of the State of Connecticut, without giving effect to the principles of conflicts of laws thereof, as to all matters.

4.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.4 Headings. Articles and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, CompuDyne has caused this Agreement to be signed by its duly authorized officer, and each Purchaser has signed this Agreement, as of the date first above written.


                                   COMPUDYNE CORPORATION


                                   By /s/ Martin Roenigk
                                        Martin Roenigk
                                        President

                                   PURCHASERS:


                                   /s/ Martin Roenigk


                                   /s/ Alan Markowitz



                                 SCHEDULE A


Martin Roenigk                450,000 Shares

Alan Markowitz                150,000 Shares